SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.   )

        Filed by the Registrant  [ X ]

        Filed by a Party other than the Registrant  [   ]

        Check the appropriate box:

        [   ]Preliminary Proxy Statement   [   ]Confidential, for
                                                     Use of the
        Commission
        Only (as Permitted by
                  Rule 14a-6(e)(2))
        [ X ]Definitive Proxy Statement

        [   ]Definitive Additional Materials

        [   ]Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                                 Thermedics Inc.
                                 ---------------
                  (Name of Registrant as Specified in Charter)



                     --------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [ X ]No fee required.

        [   ]Fee computed on table below per Exchange Act Rules
                  14a-6(i)(4) and 0-11.
             (1) Title of each class of securities to which transaction applies: ______________________________________________
             (2) Aggregate number of securities to which transaction applies: ______________________________________________
             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
             (4)  Proposed maximum aggregate value of transaction: ______
             (5)  Total fee paid: _______________________________________

        [   ]Fee paid previously with preliminary materials.

        [   ]Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the
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             previous filing by registration statement number, or the
             Form or Schedule and the date of its filing.
             (1)  Amount Previously Paid: _______________________________
             (2)  Form, Schedule or Registration Statement No.: _________
             (3)  Filing Party: _________________________________________
             (4)  Date Filed: ___________________________________________

        Notes:
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













        THERMEDICS INC.
        470 Wildwood Street
        Post Office Box 2999
        Woburn, MA 01888-1799

        May 7, 1997

        Dear Stockholder:

             The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermedics Inc. I respectfully request all Stockholders attend this meeting, if possible.

             Our Annual Report for the year ended December 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

             Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, The Bank of Boston, c/o Boston EquiServe Limited Partnership, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this proxy.

                                                Yours very truly,





                                                JOHN W. WOOD JR.
                                              President and Chief
                                              Executive Officer

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











        THERMEDICS INC.
        470 Wildwood Street
        Post Office Box 2999
        Woburn, Massachusetts 01888-1799

        May 7, 1997

        To the Holders of the Common Stock of
        THERMEDICS INC.

        NOTICE OF ANNUAL MEETING

             The 1997 Annual Meeting of the Stockholders of Thermedics Inc. (the "Corporation") will be held on Monday, June 2, 1997, at 1:30 p.m. at The Hyatt Regency Hotel, Hilton Head, South
        Carolina. The purpose of the meeting is to consider and take action upon the following matters:

        1.   Election of eight directors.

        2. Such other business as may properly be brought before the meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the meeting is April 7, 1997.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the Board of Directors.

                                                SANDRA L. LAMBERT
                                                     Clerk


        PROXY STATEMENT

                                        2
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





             The enclosed proxy is solicited by the Board of Directors of Thermedics Inc. (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 2, 1997, at 1:30 p.m. at The Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 9, 1997.

         VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of eight directors, constituting the entire Board of Directors.

             The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted toward establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no
        effect on the outcome of the vote.   A broker "non-vote" occurs
        when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

             A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by
                                        3
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





        voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 7, 1997 consisted of 36,691,706 shares of Common Stock. Only Stockholders of record at the close of business on April 7, 1997 are entitled to vote at the Meeting. Each share is entitled to one vote.

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        - PROPOSAL 1 -

         ELECTION OF DIRECTORS

             Eight directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.
         Nominees For Directors
             Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the common stock of the Corporation, its majority-owned subsidiaries, Thermo Cardiosystems Inc., Thermedics Detection Inc., Thermo Sentron Inc. and Thermo Voltek Corp., and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a diversified high technology company, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

        Peter O. Crisp  Mr. Crisp, 64, has been a director of the
                        Corporation since 1983. Mr. Crisp has been a general partner of Venrock Associates, a venture capital investment firm, for more than five years. Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer Corporation, Long Island Lighting Company, Thermo Electron, Thermo Power Corporation, ThermoTrex Corporation, and United States Trust Corporation.

        Paul F. Ferrari Mr. Ferrari, 66, has been a director of the
                        Corporation since 1991. Since 1991, he has been a consultant to various companies, including Thermo Electron and its subsidiaries. Mr. Ferrari was a vice president of Thermo Electron from 1988 until his retirement at the end of 1990, its secretary from 1981 to 1990, and its treasurer from 1967 to 1988. He served as the Corporation's clerk from 1983 to 1990 and its treasurer from 1983 to 1988. Mr. Ferrari is also a director of General Scanning Inc. and ThermoTrex Corporation.

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        George N.       Dr. Hatsopoulos, 70, has been a director of the
        Hatsopoulos     Corporation since 1983.  Dr. Hatsopoulos has
                        been the chairman of the board and chief executive officer of Thermo Electron since he founded that company in 1956, and was president of Thermo Electron from 1956 to January 1997.
                        Dr. Hatsopoulos is also a director of
                        Photoelectron Corporation, Thermo Ecotek
                        Corporation, Thermo Electron, Thermo Fibertek
                        Inc., Thermo Instrument Systems Inc., Thermo
                        Optek Corporation, ThermoQuest Corporation and
                        ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a director and the chairman of the board, vice president and chief financial officer of the Corporation.

        John N.         Mr. Hatsopoulos, 62, has been a director and
        Hatsopoulos     chairman of the board of the Corporation since
                         March 1995, and has served as the
                        Corporation's chief financial officer since
                        1988 and its vice president since 1986.  He has
                        been the president and the chief financial
                        officer of Thermo Electron since January 1997
                        and 1988, respectively, and was an executive
                        vice president of Thermo Electron from 1986 to
                        January 1997.  Mr. Hatsopoulos is also a
                        director of LOIS/USA Inc., Thermo Ecotek
                        Corporation, Thermo Fibertek Inc., Thermo
                        Instrument Systems Inc., Thermo Power
                        Corporation, Thermo TerraTech Inc. and
                        ThermoTrex Corporation.  Mr. Hatsopoulos is the
                        brother of Dr. George N. Hatsopoulos, a
                        director of the Corporation.
        Robert C.       Mr. Howard, 66, has been a director of the
        Howard          Corporation since 1983.  Mr. Howard was an
                        executive vice president of Thermo Electron from 1986 until his retirement in January 1997.
                        He is also a director of Thermo Power
                        Corporation, ThermoLase Corporation,
                        ThermoTrex Corporation and Trex Medical
                        Corporation.

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





        John T. Keiser  Mr. Keiser, 60, has been a director of the
                        Corporation since April 1997. Mr. Keiser has been a senior vice president of the Corporation since 1994 and the president of the Thermo Biomedical division of Thermo Electron, which manufactures a variety of medical equipment and instruments, since 1994. Mr. Keiser was president of the Eberline Instrument division of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo Electron, from 1985 to July 1994. The Eberline Instrument division manufactures radiation detection and counting instrumentation and radiation monitoring systems. Mr. Keiser is also a director of Thermo Cardiosystems Inc.

        John W. Wood    Mr. Wood, 53, has been a director of the
        Jr.             Corporation since 1984.  Mr. Wood has been a
                        senior vice president of Thermo Electron since
                        December 1995, and, prior to that promotion,
                        was a vice president of Thermo Electron from
                        September 1994 to December 1995.  Mr. Wood has
                        been president and chief executive officer of
                        the Corporation since 1984.  Mr. Wood is also a
                        director of Thermedics Detection Inc., Thermo
                        Cardiosystems Inc., Thermo Sentron Inc. and
                        Thermo Voltek Corp.
        Nicholas T.     Dr. Zervas, 68, has been a director of the
        Zervas          Corporation since 1987.  Dr. Zervas has been
                        Chief of Neurosurgical Service, Massachusetts
                        General Hospital, since 1977. Dr. Zervas is also a director of Thermo Cardiosystems Inc., ThermoLase Corporation and ThermoTrex
                        Corporation.

        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside directors. The present members of the Audit Committee are Mr. Ferrari (Chairman), Mr. Crisp and Dr. Zervas. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Crisp (Chairman) and Dr. Zervas. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met ten times, the Audit Committee met twice and the Human Resources Committee met five times during fiscal 1996. Each director attended at least

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





        75% of all meetings of the Board of Directors and committees on which he served held during fiscal 1996.

        Compensation of Directors

        Cash Compensation

             Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser and Mr. Wood are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

        Deferred Compensation Plan

             Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 30,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1997, deferred units equal to 17,494.92 shares of Common Stock were accumulated under the Deferred Compensation Plan.

        Directors Stock Option Plan

             The Corporation's directors stock option plan (the
                                        8
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





        "Directors Plan") provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

             Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

             In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside director was granted options to purchase 1,500 shares of the common stock of each of Thermedics Detection Inc. and Thermo Sentron Inc. on May 20, 1996, the date
                                        9
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        of last year's Annual Meeting of the Stockholders.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1997, options to purchase 26,700 shares of Common Stock were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 10,800 shares of Common Stock were available for future grant under the Directors Plan.

        Stock Ownership Policies for Directors

             During 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy
        for directors.   The stock holding policy requires each director
        to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

             In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

        STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, the Corporation's parent corporation, and of Thermedics Detection Inc. ("Thermedics Detection"), Thermo Cardiosystems Inc. ("Thermo Cardiosystems"), Thermo Sentron Inc. ("Thermo Sentron") and Thermo Voltek Corp. ("Thermo Voltek"), each a publicly traded majority-owned subsidiary of the Corporation, as of March 1, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current
                                       10
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        executive officers as a group.

             While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.









                                    Thermo              Thermo
                                    Electron  ThermedicsCardio-  Thermo  Thermo
                          ThermedicsCorp      Detection systems  Sentron Voltek
        Name              Inc.(2)   (3)       Inc.(4)   Inc.(5)  Inc.(6) Corp.(7)


        Thermo Electron   20,846,960N/A       N/A       N/A      N/A     N/A
        Corporation (8)
        Peter O. Crisp    46,186    98,904    1,500     24,750   2,500   2,250
        Paul F. Ferrari   15,457    25,229    2,147     13,500   1,500   5,998

        David H. Fine     110,568   72,086    71,667    2,630    7,500   0
        George N.         63,546    3,512,279 0         11,599   17,000  0
        Hatsopoulos
        John N.           65,618    526,768   0         432      30,000  11,623
        Hatsopoulos

        Robert C. Howard  11,714    185,775   0         18,750   7,000   0
        John T. Keiser    20,293    112,721   0         15,750   7,500   0
        Jeffrey J. Langan 75,000    15,300    60,000    50       0       0

        Victor L. Poirier 67,595    50,598    3,333     163,507  7,500   0
        John W. Wood Jr.  175,347   263,199   23,333    40,332   33,000  93,071

        Nicholas T.       26,269    0         2,550     47,024   1,500   2,250
        Zervas
        All directors and
        current executive
        officers as a     697,818   5,007,857 164,530   340,313  120,000 115,192
        group (12
        persons)





        (1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

        (2) Shares of the Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Langan, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 9,050, 9,000, 87,600, 50,000, 50,000, 10,000,
        16,500, 75,000, 26,500, 125,500, 8,650 and 486,800 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997 through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard and all directors and executive officers as a group include 1,500, 1,602, 1,714 and 5,975 full shares, respectively, allocated through March 1, 1997, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp, Dr. Zervas and all directors and executive officers as a group include 6,841, 7,119 and 13,960 full shares, respectively, that had been allocated through March 1, 1997, to their respective accounts maintained under the Corporation's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 5,983 shares held in trust of which he is the trustee. Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by Dr. G. Hatsopoulos' spouse and 92 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Wood include 2,600 shares held by him as custodian for two children. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned 1.9% of the Common Stock outstanding as of such date.

        (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr.
                                       11
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        Keiser, Mr. Langan, Mr. Poirier, Mr. Wood and all directors and executive officers as a group include 9,375, 54,637, 1,499,500, 429,685, 47,361, 81,297, 15,000, 45,450, 227,658 and 2,507,537
        shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser and all directors and executive officers as a group include 2,164, 1,934, 3,040, 1,324 and 9,786 full shares, respectively, allocated to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Crisp and all directors and executive officers as a group include 44,885 full shares allocated through March 1, 1997, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 6,678 shares held in a trust of which Mr. Ferrari is a trustee and 13,062 shares held in a trust of which his spouse is a trustee. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is the trustee, and 153 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Langan include 300 shares held by his
        spouse.   Except for Dr. Hatsopoulos, who beneficially owned 2.3%
        of the Thermo Electron common stock outstanding as of March 1, 1997, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and executive officers as a group beneficially owned approximately 3.3% of the Thermo Electron common stock outstanding as of March 1, 1997.

        (4) Shares of the common stock of Thermedics Detection Inc. beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Mr. Langan, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 1,500, 1,500, 61,667, 50,000 3,333, 23,333, 1,500 and 142,833 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Ferrari include 599 shares held in a trust of which he is the trustee. No director or executive officer beneficially owned more than 1% of the Thermedics Detection Inc. common stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned approximately 1.6% of such common stock outstanding as of such date.

         (5) The shares of common stock of Thermo Cardiosystems shown in the table reflect a three-for-two split of such stock distributed in May 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Cardiosystems beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 24,750, 2,250, 1,530, 15,750, 121,350, 33,450, 12,700 and
        211,780 shares, respectively, that such person or group has the
                                       12
PAGE
        right to acquire within 60 days of March 1, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and executive officers as a group include 6,874 shares allocated through March 1, 1997, to Dr. Zervas' account maintained pursuant to Thermo Cardiosystems' deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 11,250 shares held in a trust of which he is the trustee. Shares beneficially owned by Mr. Wood include 1,122 shares held by him as custodian for two children. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermo Cardiosystems common stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned approximately 3.4% of such common stock outstanding on such date.

        (6) Shares of the common stock of Thermo Sentron Inc. beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 2,500, 1,500, 7,500, 15,000, 15,000,
        7,000, 7,500, 7,500, 30,000, 1,500 and 100,000 shares,
        respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the Thermo Sentron Inc. common stock outstanding as of March 1, 1997; all directors and executive officers as a group beneficially owned approximately 1.2% of such common stock outstanding as of such date.

         (7) The shares of common stock of Thermo Voltek shown in the table reflect a three-for-two split of such stock distributed in August 1996 in the form of a 50% stock dividend. Shares of the common stock of Thermo Voltek beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. J. Hatsopoulos, Mr. Wood, Dr. Zervas and all directors and executive officers as a group include 2,250, 5,998, 7,498, 78,450, 2,250 and 96,446 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1997, through the exercise of stock options. The directors and executive officers as a group beneficially owned 1.2% of the Thermo Voltek common stock outstanding as of March 1, 1997.

        (8)  Thermo Electron beneficially owned approximately 57% of the
        Common Stock outstanding as of March 1, 1997.   Thermo Electron's
        address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.
        Section 16(a) Beneficial Ownership Reporting Compliance
             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1996, except
                                       13
PAGE
        in the following instances. Thermo Electron filed seven Forms 4 late, reporting a total of 47 transactions, consisting of 34 open market purchases of shares of the Common Stock, 10 transactions associated with the exercise of options granted to employees to purchase shares of the Common Stock, three grants of such options to employees under Thermo Electron's stock option plans.

        EXECUTIVE COMPENSATION

        NOTE: All share amounts reported below have been adjusted, in all cases, as applicable to reflect three-for-two stock splits with respect to the common stock of Thermo Cardiosystems, Thermo Electron and Thermo Voltek distributed in May 1996, June 1996 and August 1996, respectively, each in the form of a 50% stock dividend.

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four most highly compensated executive officers for the last three fiscal years.

             The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.








                          Summary Compensation Table


                                               Long Term
                                               Compensation

                                               Securities
                                               Underlying
                                               Options
                                               (No. of
                                               Shares)
        Name and        Fisc  Annual           Options (No.  All Other
        Principal       -al   Compensation     of Shares and Compen-
        Position        Year                   Company (1)   sation(2)
                              Salary  Bonus

        John W. Wood,   1996 $97,500 $86,000   5,400  (TMD)  $6,750
        Jr. (3)
        President and                          30,000 (TSR)

        Chief Executive                        2,100  (TVL)
        Officer
                        1995  $90,000 $80,000  4,900  (TMD)  $6,750
                                               3,450  (TCA)

                                               900    (TVL)
                        1994  $107,250$82,550  5,400  (TMD)  $6,639

        John T. Keiser  1996  $14,500 $13,000  800    (TMD)  $6,750
        (4)
        Senior Vice                            3,750  (TMO)
        President
                                               7,500  (TSR)

                                               20,000 (TXM)
                        1995  $13,700 $9,100   700    (TMD)  $7,764
PAGE





                                               10,950 (TMO)

                        1994  $6,500  $2,700   15,000 (TMD)  $6,750
                                               4,500  (TCA)
                                               20,925 (TMO)

                                               1,500  (THS)
        Victor L.       1996  $150,000$164,500 4,000  (TMD)  $6,750
        Poirier
        Senior Vice                            900    (TMO)
        President

                                               4,500  (TCA)
                                               2,000  (TBA)
                                               2,000  (TFG)

                                               2,000  (TLT)
                                               6,000  (TOC)
                                               6,000  (TMQ)

                                               7,500  (TSR)
                                               4,000  (TXM)

                        1995  $141,000$113,000 5,550  (TCA)  $6,750
                                               15,750 (TMO)
                                               5,000  (TLZ)

                        1994  $135,000$66,000  23,175 (TMO)  $6,322
                                               500    (THS)
        David H. Fine   1996  $128,000$45,000  3,000  (TMD)  $6,603

        Vice President                         1,950  (TMO)
                                               20,000 (TDX)
                                               7,500  (TSR)

                                               30,000 (TLZ)
                        1995  $124,000$23,500  2,500  (TMD)  $6,750
                                               1,500  (TMO)
PAGE





                        1994  $114,500$67,500  4,100  (TMD)  $4,463

                                               46,800 (TMO)
                                               1,000  (THS)
        Jeffrey J.      1996  $165,000$100,000 75,000 (TMD)  $4,463
        Langan

        Vice President                         15,000 (TMO)
                                               50,000 (TMX)



        (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TMD), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Cardiosystems (designated in the table as TCA), Thermo Electron (designated in the table as TMO), ThermoLase Corporation (designated in the table as TLZ), ThermoSpectra Corporation (designated in the table as THS) and Thermo Voltek Corp. (designated in the table as TVL).

                                       14
PAGE

        (2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

        (3) Mr. Wood is a senior vice president of Thermo Electron and the president and chief executive officer of Thermo Voltek, as well as the president and chief executive officer of the Corporation. A portion of Mr. Wood's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Wood represents the amount paid by the Corporation and all other sources solely for Mr. Wood's services as chief executive officer of the Corporation. For 1996, 1995 and 1994, 50%, 50% and 65%, respectively, of Mr.
        Wood's annual cash compensation (salary and bonus) was allocated to the Corporation for his service as the Corporation's chief executive officer. For 1996, 1995 and 1994, an additional 10%, 10% and 15%, respectively, of Mr. Wood's annual cash compensation was allocated to Thermo Voltek for Mr. Wood's service as its chief executive officer, and such amount is not included in the table. Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and from time to time after that date has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

        (4) Mr. Keiser was appointed a senior vice president of the Corporation on July 28, 1994 and since July 1, 1994, has served as the president of Thermo Biomedical Inc., a subsidiary of Thermo Electron. Prior to July 1, 1994, he served as a vice president of Thermo Instrument Systems Inc., another majority-owned subsidiary of Thermo Electron. A portion of Mr. Keiser's annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as president of Thermo Biomedical. The annual cash compensation (salary and bonus) reported in the table for Mr. Keiser represents the amount paid by the Corporation and all other sources solely for Mr. Keiser's services as a senior vice president of the Corporation. For 1996, 1995 and 1994, 10%, 10% and 5%, respectively, of Mr. Keiser's annual cash compensation (salary and bonus) was allocated to the Corporation for his service as a senior vice president of the Corporation. In addition, Mr. Keiser holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted prior to July 1, 1994. These options are not reported in
                                       15
PAGE
        the table as they were granted as compensation for service other than as a senior vice president of the Corporation.

        (5) Mr. Langan was appointed a vice president of the Corporation on September 11, 1996.

        Stock Options Granted During Fiscal 1996

             The following table sets forth information concerning individual grants of stock options made during fiscal 1996 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.










        Option Grants in Fiscal 1996

                                 Percent                   Potential Realiz-
                 Number of Sec-  of Total  Exer-           able Value at
                 urities         Options   cise            Assumed Annual
                 Underlying      Granted   Price   Expira- Rates of Stock
                 Options         in Fiscal Per     tion    Price Appreciation
   Name          Granted(1)      Year      Share   Date    for Option Term(2)

                                                           5%       10%
 John W. Wood, 5,400     (TMD) 3.1%      $28.13  02/09/99$23,922  $50,274
        Jr. (4)

              30,000     (TSR) 5.8%   (3)$14.00  03/01/08$334,200 $898,200
               2,100     (TVL) 1.5%   (3)$12.78  03/07/99$4,221   $8,883
 John T. Keiser  800     (TMD) 0.5%      $28.13  02/09/99$3,544   $7,448

               3,750     (TMO) 0.2%   (3)$42.79  05/22/99$25,275  $53,100
               7,500     (TSR) 1.5%   (3)$14.00  02/09/08$83,550  $224,550

              20,000    (TXM) 1.0%   (3)$11.00  03/11/08$175,000 $470,400
 Victor L.    4,000     (TMD) 2.3%      $28.13  02/09/99$17,720  $37,240
  Poirier
              900       (TMO) 0.1%   (3)$42.79  05/22/99$6,066   $12,744

              4,500     (TCA) 2.2%   (3)$48.97  03/07/99$34,740  $72,945
              2,000     (TBA) 0.2%   (3)$10.00  03/11/08$15,920  $42,760
              2,000     (TFG) 0.4%   (3)$10.00  09/12/08$15,920  $42,760

              6,000     (TOC) 0.2%   (3)$12.00  04/09/08$57,300  $153,960
              7,500     (TSR) 1.5%   (3)$14.00  02/09/08$83,550  $224,550
              2,000     (TLT) 0.6%   (3)$10.00  03/11/08$15,920  $42,760

              6,000     (TMQ) 0.2%   (3)$13.00  03/11/08$62,100  $166,800
              4,000     (TXM) 0.2%   (3)$11.00  03/11/08$35,000  $94,080
PAGE






David H. Fine 3,000     (TMD) 1.7%   (3)$28.13  02/09/99$13,290  $27,930
              1,950     (TMO) 0.1%   (3)$42.79  05/22/99$13,143  $27,612
              20,000    (TDX) 9.7%   (3)$10.75  12/17/06$135,200 $342,600

              7,500     (TSR) 1.5%   (3)$14.00  02/09/08$83,550  $224,550
             30,000     (TLZ) 7.4%   (3)$23.55  09/12/08$562,200 $1,510,80
Jeffrey J.   75,000     (TMD) 42.7%  (3)$28.13  04/02/03$858,750 $2,001,75
  Langan

             15,000    (TMO) 1.0%   (3)$42.79  05/22/03$261,300 $609,000
             50,000    (TDX) 24.2%  (3)$10.00  04/02/03$314,500 $797,000



        (1) All of the options granted during the fiscal year are immediately exercisable, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

        (2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expense
                                       16
PAGE
        associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

        (3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

        (4) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and from time to time after that date has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

        Stock Options Exercised During Fiscal 1996 and Fiscal Year-End Option Values

             The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options held at the end of fiscal 1996 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.








   Aggregated Option Exercises In Fiscal 1996 And Fiscal 1996 Year-End Option
   Values




                                            Number of
                                            Unexercised
                       Shares               Options at Fiscal
                       Acquired             Year-End (Exercis- Value of
                       on       Value       able/Unexer-       Unexercised
   Name     Company    Exercise Realized    cisable)(1)        In-the-Money

   John W.  Thermedics  --       --         125,500   /0       $580,037    /--
   Wood Jr.
   (2)
      Thermo     13,836   $363,383    56,808    /0       $1,265,130  /--
      Electron
       Thermedics  --       --         0         /23,333   --         /$0 (5)
       Detection

            Thermo     25,755   $1,314,963  33,450    /0       $766,358    /--
            Cardio-
            systems
            Thermo     4,500    $51,188      --       /0        --         /--
            Ecotek
            Thermo      --       --         9,000     /0       $54,000     /--
            Fibertek

            Thermo      --       --         30,000    /0       $0          /--
            Sentron
            Thermo      --       --         900       /0       $21,758     /--
            TerraTech
            Thermo     8,623    $61,645     78,450    /0       $319,074    /--
            Voltek
PAGE





   John T.  Thermedics  --       --         16,500    /0       $83,099     /--
   Keiser
   (3)

            Thermo     10,125   $323,220    35,625    /0       $498,702    /--
            Electron
            Thermo      --       --         4,500     /0       $71,460     /--
            Cardiosyst
            ems
            Thermo      --       --         7,500     /0       $0          /--
            Sentron

            ThermoSpec  --       --         1,500     /0       $2,813      /--
            tra
            Trex        --       --         20,000    /0       $32,500     /--
            Medical
   Victor   Thermedics 22,500   $418,500    26,500    /0       $254,513    /--
   L.
   Poirier

            Thermo      --       --         45,450    /0       $662,176    /--
            Electron
            Thermedics  --       --         0         /3,333    --    /$0 (5)
            Detection
            Thermo      --       --         2,000     /0       $6,250      /--
            Bio-
            Analysis

            Thermo      --       --         121,350   /0       $2,189,993  /--
            Cardio-
            systems
            Thermo      --       --         3,750     /0       $44,063     /--
            Ecotek
            Thermo      --       --         2,000     /0       $1,500      /--
            Fibergen

            Thermo      --       --         4,500     /0       $27,000     /--
            Fibertek
PAGE





            ThermoLase  --       --         5,000     /0       $0          /--

            ThermoLyte  --       --         0         /2,000    --    /$0 (5)
            Thermo      --       --         6,000     /0       $0          /--
            Optek
            ThermoQues  --       --         6,000     /0       $0          /--
            t

            Thermo      --       --         7,500     /0       $0          /--
            Sentron
            ThermoSpec  --       --         500       /0       $938        /--
            tra
            ThermoTrex  --       --         360       /0       $8,703      /--

            Trex        --       --         4,000     /0       $6,500      /--
            Medical
   David H. Thermedics  --       --         87,600    /0       $616,979    /--
   Fine
            Thermo     3,038    $114,098    54,637    /0 (4)   $956,232    /--
            Electron

            Thermedics  --       --         0         /61,667   --   /$0 (5)
            Detection
            Thermo     2,445    $103,546    1,530     /0       $42,229     /--
            Cardiosyst
            ems
            Thermo      --       --         1,500     /0       $17,625     /--
            Ecotek

            Thermo      --       --         4,500     /0       $27,000     /--
            Fibertek
            Thermo      --       --         30,000    /0       $0          /--
            Lase

            Thermo      --       --         7,500     /0       $0          /--
            Sentron
            ThermoSpec  --       --         1,000     /0       $1,875      /--
            tra
PAGE





            ThermoTrex 360      $17,838      --       /0        --         /--

   Jeffrey  Thermedics  --       --         75,000    /0       $0          /--
   J.
   Langan
            Thermo      --       --         15,000    /0       $0          /--
            Electron
            Thermedics  --       --         0         /50,000   --    /$0 (5)
            Detection




        (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation and Thermedics Detection Inc., which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues
                                       17
PAGE
        to be employed by the Corporation or another Thermo Electron
        company.   For companies whose shares are not publicly traded,
        the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

        (2) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, currently serves as a senior vice president, and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted after that date. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies other than in his capacity as chief executive officer of the Corporation.

        (3) Mr. Keiser was appointed a senior vice president of the Corporation on July 28, 1994, and since July 1, 1994, has served as the president of Thermo Biomedical Inc., a subsidiary of Thermo Electron. Prior to July 1, 1994, he served as a vice president of Thermo Instrument Systems Inc. and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted prior to that date. These options are not reported in the table as they were granted as compensation for service other than as a senior vice president of the Corporation.

        (4) Options to purchase 22,500 and 45,000 shares of the common stock of Thermo Electron granted to Mr. Poirier and Mr. Fine, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

        (5) No public market existed for the shares underlying these options as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to these options.

        Severance Agreements

             In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition
                                       18
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        of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo
        Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of March 1, 1997, Mr. Wood would have received approximately $367,000.

        COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect
                                       19
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        the performance of the Corporation and the contributions of each executive.

             External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Diversified Technology Industry Group Index.

             Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units. The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

         Base Salary

             Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

        Cash Bonus

             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual
                                       20
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        bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to 1996 performance in each instance exceeded the median potential bonus.

         Stock Option Program

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.
                                       21
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






             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.). As a guideline, the Committee strives to maintain the aggregate amount of net awards to purchase shares of Common Stock to all employees over a five-year period below 12% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

              In 1996, the Committee granted options to purchase Common Stock of the Corporation to the chief executive officer and the other named executive officers based on their holdings of such stock and vested rights to acquire such stock throughout the year, which the Committee considers each year. Other discretionary awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made to the named executive officers in 1996 with respect to the common stock of the Corporation's parent, Thermo Electron, or its subsidiaries, are made as part of Thermo Electron's overall stock option program and were determined by the human resources committees of the board of directors of the granting company using a similar analysis.






















                                       22
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





        Stock Ownership Policies

             During 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

             In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this program in 1996. See "Relationship with Affiliates - Stock Holding Assistance Plan."

             The Committee also adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

        Policy on Deductibility of Compensation

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under
        Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with
        Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of
        Section 162(m).
        1996 CEO Compensation

             Cash compensation for Mr. John W. Wood Jr. is reviewed by
                                       23
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





        both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent. Each committee evaluates Mr. Wood's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Wood is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Wood's bonus for 1996 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Wood's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Wood's compensation to be paid by the Corporation.

             In December 1996, the Committee conducted its review of Mr. Wood's proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Wood's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. An additional 10% of Mr. Wood's total cash compensation for 1996 was allocated to the Corporation's majority-owned subsidiary, Thermo Voltek, for his services as its chief executive officer.

             In 1996, the Committee also approved stock option awards to Mr. Wood with respect to the Corporation's Common Stock. The Committee annually considers an award of stock options to executive officers of the Corporation, which are generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase shares of Common Stock to Mr. Wood in 1996 was made under this program. The award of stock options to purchase shares of the Corporation's majority-owned subsidiary, Thermo Voltek, to Mr. Wood in 1996 was made by the human resources committee of the board of directors of that company under a similar program as that described above. Mr. Wood was also granted options to purchase 30,000 shares of the common stock of the Corporation's majority-owned subsidiary, Thermo Sentron, in 1996. These options were awarded in connection with Mr. Wood's position as a director and chairman of the board of Thermo Sentron, and were determined in a manner consistent with awards to other officers, as described above under "Stock Option Program."

         Mr. Peter O. Crisp (Chairman)
                                       24
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        Dr. Nicholas T. Zervas





















































                                       25
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






        COMPARATIVE PERFORMANCE GRAPH
             The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group.

        Comparison of 1991-1996 Total Return Among Thermedics Inc., the American Stock Exchange Market Value Index and the
         Dow Jones Total Return Index for the Diversified Technology Industry Group

        GRAPH APPEARS HERE

                    12/31/9112/31/9212/31/93 12/30/9412/29/95 12/28/96

          TMD       100     127     245      207     450      302
          AMEX      100     101     121      110     139      147
          DJ DIV    100     110     129      133     182      235


             The total return for the Corporation's Common Stock (TMD), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DIV) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TMD."


















                                       26
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





        RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created Thermedics Detection Inc., Thermo Cardiosystems and Thermo Sentron Inc. as publicly held subsidiaries, and the Corporation has acquired the majority interest in a previously unaffiliated public company, Thermo Voltek Corp. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by
                                       27
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





        external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and
        procedures applicable to the Thermo Group.   A withdrawal from
        the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo
        Electron.   During fiscal 1996, Thermo Electron assessed the
        Corporation $2,613,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to
                                       28
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





        be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

             From time to time the Corporation may transact business with other companies in the Thermo Group. In fiscal 1996, these transactions included the following.

             The Corporation allocates a portion of the salary, bonus and travel expenses of two executive officers of the Corporation to Thermo Electron for the time such officers devote to Thermo Electron in connection with certain management responsibilities relating to Thermo Electron's other biomedical businesses. In 1996, the portion allocated to Thermo Electron was $707,000.

             X-ray sources used in certain products are manufactured for the Corporation's Thermedics Detection Inc. subsidiary ("Thermedics Detection") by Trex Medical Corporation, a subsidiary of Thermo Electron's ThermoTrex Corporation subsidiary. During 1996, Thermedics Detection paid $162,000 to Trex Medical Corporation for these x-ray sources. Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart-assist devices sold by Thermo Cardiosystems and certain products sold by Thermedics Detection. During 1996, the Corporation paid Tecomet $2,977,115 for these services. Pursuant to a subcontract entered into in October 1993, Thermedics Detection performs research and development services for Coleman Research Corporation ("Coleman"), which is the prime contractor under a contract with the U.S. Department of Energy. Coleman is a wholly owned subsidiary of Thermo Electron and was acquired by Thermo Electron in March 1995. Coleman paid Thermedics Detection $618,997 for services rendered in 1996.

             In connection with the acquisition by the Corporation of its Thermo Sentron Inc. subsidiary ("Thermo Sentron"), Thermo Sentron ceased to distribute a line of alloy analyzers. In January 1995, this distributorship ("TN Technologies" or "TN") was transferred to Thermo Instrument Systems Inc. ("Thermo Instrument"), a publicly traded, majority-owned subsidiary of Thermo Electron, for book value. Thermo Sentron acts as a distributor in Europe for process measurement instruments manufactured by TN. In 1996, Thermo Sentron purchased such products from TN for $563,000. In 1996, Thermo Sentron sold meters to TN pursuant to purchase orders resulting in revenues of $114,000.
                                       29
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






             In 1996, Thermo Sentron received a ten percent (10%) commission totaling $69,670 from Gamma-Metrics, a wholly owned subsidiary of Metrika Systems Corporation, a majority-owned subsidiary of Thermo Instrument, which Thermo Sentron earned in connection with the sale by Gamma-Metrics of one of its CrossBelt Analyzers to an Australian-based cement manufacturing company.

             The Corporation also sells other products in the ordinary course of business to Thermo Electron and its subsidiaries. In 1996, the Corporation derived revenues of approximately $190,000 from these sales.

             On January 22, 1996, the Corporation issued 1,688,161 shares of its common stock to Thermo Electron in exchange for 315,199 shares of the common stock of the Corporation's Thermo Voltek Corp. subsidiary ("Thermo Voltek") and 529,965 shares of the common stock of the Corporation's Thermo Cardiosystems Inc. subsidiary ("Thermo Cardiosystems"). The shares of common stock of the Corporation, Thermo Voltek and Thermo Cardiosystems were valued based upon the average closing sale price for each company's shares on the American Stock Exchange for the five days prior to the completion of the transaction.

             In March and November 1996, Thermedics Detection completed private placements of an aggregate of 683,500 shares of its common stock primarily to outside investors. Dr. David H. Fine and Mr. Jeffrey J. Langan, vice presidents of the Corporation, each purchased 10,000 shares of the common stock of Thermedics Detection in the March private placement at a purchase price of $10.00 per share, the same price paid by unaffiliated buyers.

             Thermo Electron owned approximately 55% of the Corporation's outstanding Common Stock on December 28, 1996. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation.

             As of December 28, 1996, $74,625,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.
                                       30
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        Stock Holding Assistance Plan
             In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to purchase Common Stock in the open market. No loans were outstanding under this program in 1996.

        APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1983. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.

        OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

         STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than January 9, 1998.

         SOLICITATION STATEMENT

             The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

        Woburn, Massachusetts
        May 7, 1997

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        FORM OF PROXY

        THERMEDICS INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

             The undersigned hereby appoints John N. Hatsopoulos, Jonathan W. Painter and John W. Wood Jr., and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Thermedics Inc. held of record by the undersigned on April 7, 1997, at the Annual Meeting of the Stockholders to be held at The Hyatt Regency Hotel, Hilton Head, South Carolina, on Monday, June 2, 1997, at 1:30 p.m., and at any postponement or adjournment thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

             The Proxy will be voted as specified, or if no choice is specified, FOR the election of the nominees named and as said proxies deem advisable on such other matters as may properly come before the meeting.


        (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                       Please mark your
        [   x   ]      votes as in this
                       example.

        The Board of Directors recommends a bote For Proposals 1.

        1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

        Nominees: Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, John N. Hatsopoulos, Robert C. Howard, John T. Keiser, John W. Wood Jr. and Nicholas T. Zervas.

        FOR ALL NOMINEES         [    ]

        WITHHELD FROM ALL NOMINEES    [    ]

        ______________________________________
        FOR, except vote withheld for the following nominee(s):




        (This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the
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        enclosed envelope.  Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


        SIGNATURE(S)_______________________________________
        DATE_________________















































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